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                                                                     EXHIBIT 5.1
                                                                     -----------
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION


                               650 PAGE MILL ROAD              JOHN ARNOT WILSON
                        PALO ALTO, CALIFORNIA 94304-1050            RETIRED
                TELEPHONE 650-493-9300   FACSIMILE 650-493-6811



                               October 31, 1997



OPTi Inc.
888 Tasman Drive
Milpitas, CA 95035

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on form S-8 to be filed by you with the Securities and Exchange Commission on or about October 31, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1996 Employee Stock Purchase Plan (the "Plan"). As your counsel, we have examined and are familiar with the proceedings taken by you in connection with the issuance of the Shares under the Plan.

     It is our opinion that, when issued in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, and in any prospectus used in connection with the sale of the Shares.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation